Exhibit 5.1

June 13, 2025

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the resale by the holder thereof of up to 268,096 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (the “Shares”), pursuant to the registration statement on Form S-3 filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Shares are issuable upon the exercise of the Warrant, dated as of May 16, 2025 (the “Warrant”).

We have reviewed:

(i)	the Registration Statement;

(ii)	the Warrant; and

(iii)	such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that any Shares issued upon exercise of the Warrant will be duly registered on the books of the transfer agent and registrar in the name and on behalf of the respective owners thereof and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further the accuracy of the representations of the Company, and compliance by the Company with the covenants, set forth in the Warrant. We have assumed further that the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Shares, and anti-dilution adjustments

REGENXBIO Inc.

June 13, 2025

with respect to outstanding securities of the Company, including the Warrant, may cause the Warrant to be exercisable in the future for more shares of Common Stock than the number of Shares being registered pursuant to the Registration Statement. We also have assumed that the Exercise Price (as defined in the Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares initially issuable upon exercise of the Warrant have been duly authorized and reserved for issuance and, when issued and paid for upon exercise of the Warrant, including receipt by the Company of full payment therefor, in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP